Exhibit 10.24A

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of October, 2017 (the “Effective Date”), by and between MB Financial Bank, N.A. (the “Bank”), a wholly-owned subsidiary of MB Financial, Inc. (the “Corporation”), the Corporation and Mark A. Hoppe (the “Executive”).
WHEREAS, Executive currently serves the Bank as its President and Chief Executive Officer and as Co-Chairman of its Board of Directors (the “Bank Board”);
WHEREAS, the Corporation, Bank and Executive are parties to an Employment Agreement made and entered into as of July 14, 2013, which Employment Agreement became effective on the effective date of the merger of Taylor Capital Group, Inc. (“TCG”) with and into the Corporation and of Cole Taylor Bank (“Cole Taylor Bank”) with and into the Bank (the “Existing Employment Agreement”); and
WHEREAS, the Corporation, Bank and Executive desire to change the terms and conditions of the Executive’s employment by entering into this Agreement, which Agreement amends, restates and supersedes the Existing Employment Agreement in its entirety.
NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:
1.Definitions.
(a)    The term “Change in Control” means (1) any Person is or becomes the Beneficial Owner directly or indirectly of securities of the Corporation or the Bank representing 35% or more of the combined voting power of the Corporation’s or the Bank’s outstanding securities entitled to vote generally in the election of directors; (2) individuals who were members of the board of directors of the Corporation (the “Board of Directors”) on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date (a) whose appointment as a director by the Board of Directors was approved by a vote of at least three‑quarters of the directors comprising the Incumbent Board, or (b) whose nomination for election as a member of the Board of Directors by the Corporation’s stockholders was approved by the Incumbent Board or recommended by the nominating committee serving under the Incumbent Board, shall be considered a member of the Incumbent Board; (3) consummation of a plan of reorganization, merger or consolidation involving the Corporation or the Bank or the securities of either, other than (a) in the case of the Corporation, a transaction at the completion of which the stockholders of the Corporation immediately preceding completion of the transaction hold more than 60% of the outstanding securities of the resulting entity entitled to vote generally in the election of its directors or (b) in the case of the Bank, a transaction at the completion of which the Corporation holds more than 50% of the outstanding securities of the resulting institution entitled to vote generally in the election of its directors; (4) consummation of a sale or other disposition to an unaffiliated third party or parties of all or substantially all of the assets of the Corporation or the Bank or approval by the stockholders of the Corporation or the Bank of a plan of complete liquidation or dissolution of the Corporation or the Bank; provided that for purposes of clause (1), the term “Person” shall not include the Corporation, any employee benefit plan of the Corporation or the Bank, or any corporation or other entity owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation. Each event comprising a “Change in Control” is intended to constitute a “change in ownership or effective control,” or a “change in the ownership of a substantial portion of the assets,” of the Corporation or the Bank as such terms are defined for purposes of Section 409A of the Code and “Change in Control” as used herein shall be interpreted consistently therewith.
(b)    The term “Date of Termination” means the date upon which the Executive’s employment with the Bank and, if applicable, the Corporation and any of their respective subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”), ceases, as specified in a notice of termination pursuant to Section 9 hereof; provided, that “termination,” “termination of employment” and “Date of Termination” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A determined without regard to Executive’s service as a member of the Board of Directors or of the board of directors of any Subsidiary of the Corporation.
(c)    Subject to the remainder of this Section 1(c), the term “Involuntary Termination” means the termination of the employment of the Executive (i) by the Bank without his express written consent or (ii) by the Executive by reason of any of the following actions, unless such actions are contemplated by this Agreement or consented to in writing by the Executive: (1) a requirement that the Executive be based at any place other than Chicago, Illinois, or within a radius of 35 miles from the location of MB Financial Center at 6111 North River Road, Rosemont, Illinois, except for reasonable travel on Corporation or Bank business; (2) a reduction in the Executive’s annual target compensation (defined to mean the sum of Executive’s Base Salary, annual incentive target and annual target date value for Stock-Based Awards under Section 4(a), (b) and (c)) which occurs after 2020 and which results in Executive’s annual target compensation being less than 80% of the amount of his annual target compensation in effect during 2020, other than a reduction as part of an overall reduction in annual target compensation applied uniformly and with equitable effect to all senior executives of the Bank and Corporation; (3) a change in Executive’s reporting relationship whereby he no longer reports directly to the Chief Executive Officer of the Corporation; (4) the failure to maintain Executive as a senior officer of the Bank (meaning a title of no less than Executive Vice President); (5) the failure to maintain Executive as either the Co-Chairman or Chairman of the Bank Board; (6) the failure to maintain Executive as a member of the Bank’s Strategic Operating Committee, Management Committee or Loan Committee, to the extent the Bank maintains such Committees; (7) the failure of the Bank to obtain an assumption agreement from a successor as required by Section 12(a) hereof, or (8) the failure by the Corporation or Bank to pay or provide to Executive any compensation or benefits in accordance with Sections 4 and 5 hereof. Anything herein to the contrary notwithstanding, in order for Executive’s resignation pursuant to clause (ii) above to constitute an Involuntary Termination, the Executive shall be required to comply with the notice and other provisions of Section 9. The term “Involuntary Termination” does not include termination of employment on or after the Expiration Date (as defined in Section 2), Termination for Cause, termination of employment due to death or disability or termination pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act.
(d)    The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Executive with the Bank, or if applicable, the Corporation or any of its subsidiaries, because of the Executive’s willful misconduct, breach of a fiduciary duty involving personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) material breach of any provision of this Agreement (after written notice and reasonable opportunity to cure). No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation or the Bank. The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.
(e)    The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(d) of this Agreement.
2.    Term. This term of this Agreement and Executive’s employment under this Agreement shall commence on the Effective Date hereof and end December 31, 2022 (the “Expiration Date”), subject to earlier termination as provided herein. Executive’s employment after the Expiration Date shall be on an at-will basis, provided that if Executive’s employment is terminated by the Bank after the Expiration Date under circumstances which would entitle Executive to severance benefits under a severance program or policy then in effect and generally applicable to the Bank’s senior officers, the Executive shall receive severance benefits under the terms of such program or policy.
3.    Employment. The Executive shall serve as the President and Chief Executive Officer of the Bank until such time as the Board of Directors or Bank Board shall appoint a successor, at which time the Executive shall be appointed to such senior officer position (with the title of Executive Vice President) within the Bank as the Bank Board shall determine. The Executive shall have such duties, authority and responsibility as the Board of Directors or the Bank Board may prescribe from time to time. The Executive shall also render services without additional compensation to the Corporation and any Subsidiary or Subsidiaries as requested by the Corporation from time to time. The Executive shall report to the President and Chief Executive Officer of the Corporation and to the Bank Board. The Executive shall also serve as the Co-Chairman of the Bank Board and may serve as a member of the Board of Directors or the board of directors of any Subsidiary. The Executive shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank, and the Corporation and the Subsidiaries to the extent necessary to discharge his responsibilities hereunder. The Executive may (a) serve on charitable boards or committees at the Executive’s discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (b) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.
4.    Compensation.
(a)    Salary. The Bank agrees to pay the Executive during the term of this Agreement a base salary (the “Base Salary”), the annualized amount of which shall be not less than (i) $700,000 through December 31, 2017, (ii) $450,000 during the period commencing January 1, 2018 and ending December 31, 2020 and (iii) such amount as approved by the Board of Directors or a committee thereof (the “Committee”) for periods after 2020. The Base Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. If and to the extent that the Corporation and/or any Subsidiaries pay salary or other amounts or provide benefits to the Executive that the Bank is obligated to pay or to provide to the Executive under this Agreement, the Bank’s obligations to the Executive shall be reduced accordingly.
(b)    Annual Incentive Bonus. Executive will be eligible to participate in the Corporation’s annual incentive compensation program. Eligibility and benefits shall be determined by the terms of the program as then in effect. Executive’s annual incentive target for the years 2017 through 2020 shall be 75% of Executive’s Base Salary, although Executive’s actual award (“Annual Cash Bonus”), if any, shall be determined in accordance with the terms of the program. Executive’s annual incentive target and actual bonus amount for years after 2020 shall be established by the Committee. The Annual Cash Bonus earned by the Executive for a calendar year shall be paid within two and one-half (2 ½) months after the last day of such calendar year. Executive shall also be entitled to receive such other annual bonus compensation, if any, as the Committee or Board of Directors may in its sole discretion, award to Executive.
(c)    Stock-Based Incentive Compensation. Each calendar year while the Executive is employed pursuant to this Agreement, he shall be considered for an award of stock options and/or other stock-based awards (“Stock-Based Awards”) under the Corporation’s Amended and Restated Omnibus Incentive Plan and any successor or substitute for such plan (the “Omnibus Incentive Plan”) by the Committee at such time as awards are granted to other senior executives of the Bank. Executive’s annual target grant date value for Stock-Based Awards under the Omnibus Incentive Plan for awards made in years 2018, 2019 and 2020 shall be $360,000, although Executive’s actual Stock-Based Awards made in such years, if any, shall be determined by the Committee or Board of Directors utilizing the same methodology that is used for grants of annual Stock-Based Awards granted at such time to other senior executives of the Bank. Executive’s annual target grant date value for Stock-Based Awards under the Omnibus Incentive Plan for awards made after 2020, and the actual awards made after 2020, if any, shall be in the sole discretion of the Committee. The Stock-Based Awards will be made in the form of stock options, restricted stock, performance shares or other forms of award permitted under the Omnibus Incentive Plan, and the mix and terms and conditions of which shall be no less favorable than the awards made at such time to the other senior executives of the Bank or Corporation.
(d)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the senior executives of the Bank; provided that the Executive accounts for such expenses as required under such policies and procedures.
5.    Employee Benefits.
(a)    Participation in Benefit Plans. While the Executive is employed by the Bank, the Executive shall be entitled to participate, to the same extent as senior executives of the Bank generally, in the plans, programs and practices of the Bank relating to retirement, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education and other employee benefits, in each case in accordance with the applicable plan documents as in effect from time to time. Without limiting the generality of the foregoing, the Executive shall be designated as a participant under the MB Financial Non-Stock Deferred Compensation Plan and the MB Financial Stock Deferred Compensation Plan and shall be entitled to make voluntary deferrals and receive Bank contributions thereunder on a basis no less favorable than applicable to those senior executives of the Bank or Corporation (other than the President and Chief Executive Officer of the Corporation) who are participants in such plans.
(b)    Fringe Benefits. While Executive is employed by the Bank, Executive shall be eligible to participate in and receive benefits under fringe benefit programs which are or may become generally available to the Bank’s and Corporation’s senior executives. Without limiting the generality of the foregoing, the Bank shall continue to pay for Executive’s membership dues for Westmoreland Country Club and The Chicago Club, and provide him an auto allowance on no less favorable terms than exist as of the Effective Date.
6.    Vacations; Leave. The Executive shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors which shall not be less favorable than that provided to any other senior executives of the Bank or Corporation, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.
7.    Termination of Employment.
(a)    Involuntary Termination. If the Executive experiences an Involuntary Termination prior to (and not in connection with) a Change in Control, such termination of employment shall be subject to the Bank’s obligations under this Section 7(a) in lieu of any other compensation and employee benefits under this Agreement. In the event of such Involuntary Termination, the Bank shall pay to the Executive monthly, during the twenty-four months after the Date of Termination if such Date of Termination is prior to January 1, 2020, or during the twelve months after the Date of Termination if such Date of Termination is after December 31, 2019, an amount equal to the sum of: (i) one-twelfth of the Reference Base Salary (ii) one-twelfth of the Reference Annual Bonus and (iii)  an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive under Bank’s group health plan (provided that the amount described in this clause (iii) shall not be included in more than eighteen monthly payments). In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued Base Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid Annual Cash Bonus earned by the Executive for the preceding calendar year within the time period set forth in Section 4(b) hereof, (C) disposition of Stock-Based Awards in accordance with the applicable award agreements and the Omnibus Incentive Plan; (D) prompt reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), and (E) all vested employee benefits described in Section 5 hereof, such benefits to be paid in accordance with this Agreement and the applicable plan, program, arrangement or agreement (collectively, the “Accrued Compensation”). If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full. For purposes of this Section 7(a) and Section 7(b): (x) “Reference Base Salary” shall mean $700,000 if the Date of Termination occurs prior to January 1, 2020, and the annual rate of Base Salary then in effect under Section 4(a) if the Date of Termination occurs after 2019; and (y) the “Reference Annual Bonus” shall mean $525,000 if the Date of Termination is before January 1, 2020, and the annual incentive target then in effect under Section 4(b) if the Date of Termination is after 2019.
(b)    Change in Control. If the Executive experiences an Involuntary Termination in connection with or within 24 months following a Change in Control, such termination of employment shall, in lieu of any other compensation and employee benefits under this Agreement, be subject to the Bank’s (or its successor-in-interest’s) obligations under this Section 7(b).
(i)    Accrued Compensation. In addition to any other amounts to which the Executive may be entitled to receive under this Section 7(b), the Bank (or its successor-in-interest) shall pay to the Executive the Accrued Compensation.
(ii)    Change in Control Payment. The Bank (or its successor-in-interest) shall pay to the Executive in cash, within 30 days after the Date of Termination, an amount equal to three times, or two times, if the Date of Termination is after December 31, 2019, the sum of the Reference Base Salary and the Reference Annual Bonus as of the Date of Termination as defined in Section 7(a).
(iii)    COBRA Premium Reimbursement. For a period up to eighteen months, the Bank (or its successor-in-interest) shall pay Executive monthly an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive under the Bank’s group health plan.
If the Executive should die after amounts become payable under any provision of this Section 7(b), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full.
(c)    Termination for Cause. In the event of Termination for Cause, the Bank shall have no further obligation to the Executive under this Agreement after the Date of Termination except for the Accrued Compensation.
(d)    Voluntary Termination. The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination (“Voluntary Termination”), the Bank shall be obligated to the Executive only for the amount of the Accrued Compensation, and the Bank shall have no further obligation to the Executive under this Agreement.
(e)    Death. In the event of the death of Executive during the term of this Agreement and prior to any termination of employment, the Bank shall pay to the Executive’s estate the Accrued Compensation.
(f)    Disability. If the Executive becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Bank (a “Disability Plan”), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Bank for senior executives. In the event of such disability, this Agreement shall not be suspended, except that (i) the Bank’s obligation to pay the Base Salary to the Executive shall be reduced in accordance with the amount of disability income benefits received by the Executive, if any, pursuant to this Section 7(f) such that, on an after-tax basis, the Executive shall realize from the sum of disability income benefits and Base Salary the same amount as he would realize on an after-tax basis from the Base Salary if the Bank’s obligation to pay salary were not reduced pursuant to this Section 7(f); (ii) the Executive shall not be entitled to earn an Annual Cash Bonus pursuant to Section 4(b) hereof or Stock-Based Awards pursuant to Section 4(c) if the disability prevents the Executive from rendering full-time service to the Bank for a period of in excess of six months during an applicable calendar year; and (iii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Bank may discontinue payment of the Base Salary beginning six months following a determination that the Executive has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement. The Bank may terminate the employment of the Executive at any time after the expiration of one year following such disability if such disability is then continuing, and upon such termination the Executive shall be entitled to receive only the Accrued Compensation.
(g)    Regulatory Action. Notwithstanding any other provisions of this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, except for the obligation of the Bank to pay the Accrued Compensation.

(h)    No Other Obligation to Mitigate Damages; No Offset. Except as provided in Section 7(i), Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Bank’s obligations under this Section 7. Except as provided in Section 7(i), the Bank’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others.
(i)    Release and Restrictive Covenants. Notwithstanding the foregoing, the Bank’s obligations to pay or provide any benefits under this Section 7 above shall (i) cease as of the date the Executive knowingly and materially violates the provisions of Section 8 hereof and (ii) be conditioned on the Executive signing a release of claims in favor of the Corporation and the Bank in substantially the form annexed hereto within forty-five (45) days of such termination and the expiration of any revocation period provided for in such release.
8.    Protective Covenants Agreement. The Executive is a party to a MB Financial Protective Covenants Agreement (the “Protective Covenants Agreement”). The Executive agrees to continue to be subject to and bound by all terms and conditions of the Protective Covenants Agreement (as modified by Section 23 hereof) during the period of employment and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to Executive’s obligations under Section 8 shall mean references to his obligations under the Protective Covenants Agreement.
9.    Notice of Termination. Subject to the provisions of Section 1(d) hereof, in the event that the Corporation or the Bank, or both, desire to terminate the employment of the Executive during the term of this Agreement, the Corporation or the Bank, or both, shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment in accordance with Section 1(c)(ii), he shall (a) send a written notice to the Corporation and Bank stating the circumstances that constitute such Involuntary Termination, which notice shall be given within 90 days of the Executive’s first learning of such circumstances and shall state his intention to terminate his employment due to such Involuntary Termination and (b) provide the Corporation and Bank with 30 days from the date of such notice to cure such circumstances. If the Corporation and Bank fail to cure such circumstances, then Executive will be deemed to have terminated his employment due to Involuntary Termination at the end of such 30-day period. In the event that the Executive desires to effect a Voluntary Termination, he shall deliver a written notice to the Corporation and Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the Corporation or Bank requests a date sooner.
10.    Professional Fees.
(a)    The Bank shall pay the reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Bank (or any successor), the Corporation or the Subsidiaries under which the Executive is or may be entitled to receive benefits; provided that the Bank’s obligation to pay such fees and expenses is subject to the Executive’s prevailing with respect to the matters in dispute.
(b)    The Bank shall reimburse the Executive for any professional fees (attorneys, accountants, tax advisers) incurred by the Executive in the preparation, negotiation and execution of this Agreement, but in an amount not to exceed $15,000.
11.    Indemnification. During Executive’s term of employment with the Bank and, if applicable, the Corporation and/or any Subsidiaries and thereafter, the Corporation and Bank shall indemnify and hold Executive harmless to the maximum extent now or hereafter permitted under the Articles of Incorporation and By-Laws of the

Corporation or Bank, as applicable. In the event that legal action is instituted or threatened against the Executive during or after the term of his employment with, or membership on the board of directors of, the Bank, the Corporation or any Subsidiary, in connection with such employment or membership, the Corporation or Bank will advance to the Executive the costs and expenses incurred by Executive in the defense of such action (including reasonable attorneys, expert and other professional fees) to the maximum extent permitted by law without prejudice to or waiver by the Corporation or Bank of its rights and remedies against the Executive. In the event that there is a final judgment entered against the Executive in any such litigation which, in accordance with the applicable Articles of Incorporation and By-Laws, is not subject to indemnification, then the Executive shall reimburse the Corporation or Bank for all such costs and expenses paid or incurred by it in the Executive’s defense of such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by the Executive within 30 days after rendition of the final judgment and a determination by the Board of Directors that such costs and expenses are not subject to indemnification. The parties shall cooperate in the defense of any asserted claim, demand or liability against the Executive or the Bank, Corporation, Subsidiary or any other affiliates. The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired. The rights to indemnification under this Section 11 shall be in addition to any rights which Executive may now or hereafter have under any insurance contract maintained by the Bank, Corporation, or any Subsidiary or other affiliates or any other agreement between Executive, Bank, Corporation, Subsidiary or any other affiliates. Anything in this Agreement to the contrary notwithstanding, Executive’s indemnification rights under this Section 11, the Articles of Incorporation and By-Laws of the Corporation or Bank and applicable law, shall survive the termination of Executive’s employment with the Bank and his membership on the board of directors of the Bank, Corporation or any Subsidiary.
12.    No Assignments.
(a)    This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Bank and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Executive’s resignation following the failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession shall constitute an Involuntary Termination as defined in Section 1(c).
(b)    This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date sent by certified mail, return receipt requested, postage prepaid, to the Corporation and Bank at their respective home offices, to the attention of the Board of Directors and Bank Board, as applicable, with a copy to the Secretary of the Corporation, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Bank.
14.    Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties.
15.    Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
16.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

17.    Governing Law. This Agreement shall be governed by the laws of the State of Illinois.
18.    Successors to Code Sections. All provisions of this Agreement referring to sections of the U.S.C. (United States Code) or to the Internal Revenue Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.
19.    Existing Employment Agreement; Effect on Other Agreements. As of the Effective Date, this Agreement shall supersede and replace the Existing Employment Agreement in its entirety and neither the Corporation nor Bank shall have any obligation, nor the Executive have any claims for severance or other payments, under the Existing Employment Agreement.
20.    Code Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Bank and Corporation (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Bank or Corporation concurs with such belief or the Bank (without any obligation whatsoever to do so) independently makes such determination, the Bank or Corporation shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Bank or Corporation of the applicable provision without violating the provisions of Code Section 409A. No action or failure by the Bank or Corporation in good faith to act, pursuant to this Section 20, shall subject the Bank or Corporation to any claim, liability, or expense, and neither the Bank nor the Corporation shall have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A. The Bank and Corporation do not make any representations as to the personal income tax treatment of any severance payments or other benefits provided to the Executive.
(b)    If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit which constitutes non-qualified deferred compensation subject to Code Section 409A to which the six-month delay provisions of Code Section 409A(a)(2)(B) apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment (i) is to be made promptly after a date, it shall be made within sixty (60) days thereafter or (ii) specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank or Corporation. The Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(c)    With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Bank or Corporation referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment is to be reimbursed.
(d)    If the sixty (60) day period following the Executive’s “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), and if there are any payments which constitute non-qualified deferred compensation subject to Code Section 409A due the Executive that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.
21.    No Excise Tax Gross-Up; Possible Reduction in Payments. Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes Executive may owe pursuant to Section 4999 of the Internal Revenue Code. In the event that any amounts payable pursuant to Section 7 hereof or other payments or benefits otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 21 would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 21 shall occur in the following order: (1) reduction of amounts payable under Section 7(a) or 7(b)(ii) or other cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive.
22.    Regulatory Requirements and Compensation Recovery (Clawback). Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement, and any compensation described herein or made hereunder, comply with any legislative or regulatory limitations or requirements which are or may become applicable to the Bank, Corporation or any Subsidiary or to any such payments, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”). Such limitations or requirements may include, but not be limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation to certain officers or highly compensated employees, requiring that the Corporation or Bank recover (clawback) bonus and incentive compensation in certain circumstances, and precluding or requiring modifications to bonus and incentive arrangements that may subject the Corporation or Bank to inappropriate risk or may result in excessive compensation. The Executive acknowledges this Agreement and Executive’s bonus, stock-based or other incentive compensation payments or awards will be subject to any such clawback provisions and to possible change due to applicable Regulatory Requirements.
23.    Confidential Information; Permitted Disclosure; Defend Trade Secrets Act.
(a)    Confidential Information; Permitted Disclosure. The restrictions on the disclosure or use of Confidential Information set forth in the Protective Covenants Agreement shall apply for a period of five (5) years following termination of Executive’s employment for any reason (but only to the extent applicable law requires such restrictions to be of a finite duration), unless such information qualifies as a trade secret under applicable state or federal law or is Third Party Confidential Information, in which case such restrictions on disclosure or use shall continue for so long as the trade secrets remain secret and the Corporation or Bank remains obligated to protect the Third-Party Confidential Information. “Third-Party Confidential Information” means confidential and proprietary or private information received by the Corporation, the Bank or any Subsidiary from customers or other third-party individuals or business entities in trust and confidence or pursuant to a duty of confidentiality. If Executive is requested or becomes legally compelled to make any disclosure that is otherwise prohibited by this Agreement, Executive shall promptly notify the Corporation and Bank no later than fourteen (14) days prior to such disclosure so that the Corporation or

Bank may seek a protective order or other appropriate relief if the Corporation or Bank deems such protection or remedy necessary. Subject to the foregoing, Executive may furnish only that portion of the Confidential Information that Executive is legally compelled or required by law to disclose. However, nothing in this Agreement, the Protective Covenants Agreement, any other agreement between Executive and the Corporation or Bank or in any Corporation or Bank policy applicable to Executive shall preclude Executive from providing a federal or state governmental, regulatory or administrative agency truthful information concerning a suspected violation of the law without disclosure (in advance or otherwise) to the Corporation or Bank.
(b)    Defend Trade Secrets Act of 2016. Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Corporation or Bank for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement (which execution may be in counterparts or .pdf format, each of which shall be an original and all of which shall constitute one document) as of the day and year first above written to be effective on the Effective Date set forth herein.

ATTEST:	MB FINANCIAL BANK, N.A.

Secretary	By: /s/Rosemarie Bouman
Its: Executive Vice President

ATTEST:	MB FINANCIAL, INC.

Secretary	By: Mitchell Feiger
Its: Chief Executive Office & President

WITNESS:	EXECUTIVE:

Mark A. Hoppe

ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT
Form of Release
AGREEMENT AND GENERAL RELEASE
MB Financial, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities, including MB Financial Bank, N.A. (collectively referred to throughout this Agreement as “Corporation”) and Mark A. Hoppe (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Executive”) agree:
1.    Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7 of the Employment Agreement by and between Executive and the Corporation.
2.    Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, hand delivered to Corporation, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.
3.    General Release of Claim. Executive knowingly and voluntarily releases and forever discharges Corporation from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Corporation, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
●    Title VII of the Civil Rights Act of 1964, as amended;
●    The Civil Rights Act of 1991;
●    Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
●    The Immigration Reform and Control Act, as amended;
●    The Americans with Disabilities Act of 1990, as amended;
●    The Age Discrimination in Employment Act of 1967, as amended;
●    The Older Workers Benefit Protection Act of 1990;
●    The Worker Adjustment and Retraining Notification Act, as amended;
●    The Occupational Safety and Health Act, as amended;
●    The Family and Medical Leave Act of 1993;

●	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
●    Any public policy, contract, tort, or common law; or
●    Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to DATE with regard to Executive’s service as an officer and director of Corporation; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other Executive benefit plan, policy or arrangement maintained by Corporation or under COBRA; (iii) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive’s rights as a stockholder.
4.    No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against Corporation arising out of Executive’s employment with or separation from Corporation before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement,

A-1

however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.
5.    Affirmations. Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Corporation in any forum or form. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 7(a), Section 7(b) or Section 7(f) of the Employment Agreement. Executive also affirms Executive has no known workplace injuries.
6.    Governing Law and Interpretation. This Agreement and General Release shall be governed by and conformed in accordance with the laws of the State of Illinois without regard to its conflict of law’s provisions. In the event Executive or Corporation breaches any provision of this Agreement and General Release, Executive and Corporation affirm either may institute legal action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
7.    Nonadmission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Corporation of any liability or unlawful conduct of any kind.

A-2

8.    Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
9.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 8 and Section 11 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.
EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO [TWENTY ONE (21)][FORTY-FIVE (45)] CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST CORPORATION.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

MB Financial, Inc.

By:
Mark A. Hoppe	Name:
Title:
Date:	Date:

A-3